Exhibit 99

For Immediate Release

Allstate Reports 2005 Fourth Quarter Net Income EPS of $1.59

Fourth Quarter Operating Income EPS of $1.49

Provides Guidance on 2006

NORTHBROOK, Ill., January 31, 2006 – The Allstate Corporation (NYSE: ALL) today reported for the fourth quarter of 2005:

Consolidated Highlights(1)

(in millions, except per share amounts and ratios)	Three Months Ended December 31,					Twelve Months Ended December 31,
	Est.		Change			Est.		Change
	2005	2004	$ Amt	%		2005	2004	$ Amt	%
Consolidated revenues	$8,945	$8,879	$66	0.7		$35,383	$33,936	$1,447	4.3
Net income	1,041	1,142	(101)	(8.8)		1,765	3,181	(1,416)	(44.5)
Net income per diluted share	1.59	1.64	(0.05)	(3.0)		2.64	4.54	(1.90)	(41.9)
Operating income (1)	975	986	(11)	(1.1)		1,582	3,091	(1,509)	(48.8)
Operating income per diluted share(1)	1.49	1.42	0.07	4.9		2.37	4.41	(2.04)	(46.3)
Property-Liability combined ratio	89.0	88.5	—	0.5	pts.	102.4	93.0	—	9.4	pts.
Catastrophe losses	657	412	245	59.5		5,674	2,468	3,206	129.9
Effect of catastrophes on combined ratio	9.6	6.2	—	3.4	pts.	21.0	9.5	—	11.5	pts.
Book value per diluted share						31.01	31.72	(0.71)	(2.24)
Return on equity						8.4	15.0	—	(6.6	)pts.
Operating income return on equity(1)						8.6	17.0	—	(8.4	)pts.

•        Property-Liability premiums written(1) grew 2.4% over the fourth quarter of 2004, driven by Allstate brand standard auto and homeowners increases of 3.5% and 6.3%, respectively.  Excluding the cost of catastrophe reinsurance programs premiums written grew 2.8% in the fourth quarter compared to the fourth quarter of last year.  Policies in force (“PIF”) increased for the Allstate brand standard auto and homeowners 2.9% and 3.4%, respectively, from December 31, 2004 levels.

•        Property-Liability underwriting income(1) decreased $10 million to $752 million compared to $762 million in the fourth quarter of 2004, driven by increased premiums earned and continued favorable auto and homeowners loss frequencies, excluding catastrophes, and lower operating costs, offset by higher catastrophe losses of $245 million.

•        Catastrophe losses, net of reinsurance and other recoveries, totaled $427 million after-tax ($657 million pre-tax) in the fourth quarter of 2005, compared to $268 million after-tax ($412 million pre-tax) in the fourth quarter of 2004. The effect of catastrophes on net income per diluted share was $0.65 compared to $0.39 per diluted share in the fourth quarter of 2004.  Catastrophe losses include Hurricane Wilma totaling $330 million after-tax ($508 pre-tax), net of recoveries, an accrual of $50 million after-tax ($77 million pre-tax) for anticipated assessments from Citizens Property Insurance Corporation in the state of Florida, and net favorable reestimates of losses related to Hurricanes Katrina and Rita totaling $29 million after-tax ($45 million pre-tax), net of recoveries.

•        Allstate Financial operating income for the quarter was $139 million, compared to $142 million in the fourth quarter of 2004.  Premiums and deposits(1) were $4.01 billion, a decrease of 3.7% over the fourth quarter of 2004, due to lower fixed annuity deposits reflecting reduced consumer demand in the current interest rate environment and pricing actions taken to achieve higher returns.

•        Full year 2005 operating income per diluted share was $2.37 compared to $4.41 in 2004. The $2.04 per diluted share decrease was more than accounted for by substantial increases in catastrophe losses, which were $3.12 per diluted share higher in 2005 compared to 2004.

•        Allstate’s annual operating income per diluted share guidance for 2006 (assuming the level of average expected catastrophe losses used in pricing for the year) is in the range of $5.60 to $6.00.  For further

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

details about some of the important assumptions on which this guidance is based see the “Consolidated Highlights” section of this press release.

“Allstate finished the year with a solid performance in the quarter.  Operating income was $975 million despite the sizeable influence on our results from catastrophe losses,” said Edward M. Liddy, chairman and chief executive officer, The Allstate Corporation. “Hurricane Wilma, which struck south Florida as a category 3 hurricane in late October 2005, cost Allstate more than $500 million and will be one of the ten most costly catastrophes in U.S. history. Catastrophe losses in the quarter exceeded the average expected catastrophe losses we use in pricing by $0.30 per diluted share. Our book value per share increased by a strong 4.6 percent over the third quarter of 2005.

“Overall, our property-liability written premium grew 2.4 percent in the fourth quarter compared to the fourth quarter of 2004. Allstate brand standard auto and homeowners written premium grew 3.5 percent and 6.3 percent, respectively in the quarter compared to the prior year’s quarter. Excluding the effects of catastrophe losses the combined ratio of 79.4 was an exceptional result.

“In particular, our auto insurance business generated very good profitability helped by the favorable trends we continue to see in the frequency and severity of automobile accidents. Our superior claim handling practices over the long term are an important differentiator between Allstate and the rest of the industry and the principal reason why our severity experience is better than our competitors.

“For the year, we were able to earn a profit after being hit by three of the ten most costly natural disasters in U.S. history. Our ability to be profitable in such a difficult year is a testament to the effectiveness of our strategy, our focus on superior execution and the diversity of our product offerings. In the quarter, we continued to make great progress in rolling out the company’s newest generation of our sophisticated underwriting and pricing process for automobile and homeowners insurance. Allstate® Your Choice Auto insurance is continuing its introduction into more states.

“I am especially proud of how our employees and agency owners responded to our customers during the 2005 hurricane season and their dedication to the difficult job they faced. The hurricane season of 2005 tested our company’s ability to respond to those in need and deliver on our promise. We received hundreds of thousands of claims from customers and dispatched thousands of employees to help those who suffered losses from these terrible storms. Agency owners, many of whom were personally affected, also did tremendous work on behalf of their customers during this difficult time. To date, we’ve made significant progress in helping our customers impacted by Hurricanes Katrina, Rita, and Wilma. We have closed approximately 75 percent of the property claims and 97 percent of the auto claims filed from these three huge storms. I am pleased to say that we are once again able to demonstrate how well we deliver on the simple notion expressed by our slogan. Allstate customers are most certainly in “Good Hands®.”

“We have made great progress on our property catastrophe management strategy by completing the placement of a new catastrophe aggregate excess of loss reinsurance agreement for our personal lines property and auto insurance business.  This agreement covers the entire country, excluding Florida, and has a $2 billion limit on losses in excess of $2 billion, with a retention of 5 percent. This will significantly reduce our exposure to hurricanes and earthquakes as well as the probability of experiencing a loss in excess of $2 billion.

“We are also intentionally slowing the writing of new property insurance business in certain markets to help limit our exposure to catastrophe losses caused by hurricanes and earthquakes. Written premium for our homeowners line of business has slowed and may turn negative as we accelerate our implementation of the company’s property catastrophe management strategy.

“While we manage down our exposure to property insurance in areas that are highly susceptible to significant catastrophe loss, we are continuing our call for public policy change and a more rational approach to how Americans prepare for and protect themselves against the devastating and highly unpredictable effects of catastrophes.

“Allstate Financial generated operating income in the quarter of $139 million compared to $142 million in the fourth quarter of 2004. For the full year, operating income increased 5 percent to $581 million from $551 million in 2004. Total premiums and deposits were down slightly in the fourth quarter of 2005 to $4.01 billion from $4.16 billion in the fourth quarter of 2004. The reduced retail sales are a reflection of lower industry-wide fixed annuity sales and our continued discipline in pricing. Overall, we remain focused on our strategy of improving returns at Allstate Financial. We are making progress and will continue our efforts to improve returns and drive profitable growth.”

Allstate’s annual operating income per diluted share guidance for 2006 is in the range of $5.60 to $6.00.  This guidance is based on several important assumptions, which you will find in the “Consolidated Highlights” section of this press release.

Consolidated Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per share and return amounts)	Est. 2005	2004	Est. 2005	2004	Discussion of Results for the Three Months Ended December 31, 2005

Consolidated revenues	$8,945	$8,879	$35,383	$33,936	• Growth of Property-Liability premiums earned and higher net investment income, partially offset by lower net realized capital gains and life and annuity premiums and contract charges.

Operating income	975	986	1,582	3,091

Realized capital gains and losses, after-tax	72	212	360	392	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	3	(61)	(103)	(89)

Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income	1,041	1,142	1,765	3,181

Income per diluted share:
Net	1.59	1.64	2.64	4.54
Operating	1.49	1.42	2.37	4.41

Net shares outstanding	646.2	682.7	646.2	682.7	• During the fourth quarter of 2005, Allstate purchased 4.3 million shares of its stock for $236 million, leaving $1.55 billion remaining in the current $4 billion authorization.
Weighted average shares outstanding (diluted)	653.0	690.7	667.3	700.3

Return on equity:					• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Net income			8.4	15.0
Operating income			8.6	17.0

Book value per diluted share			31.01	31.72	• At December 31, 2005 and 2004, net unrealized gains on fixed income securities totaling $1,255 and $2,134, respectively, represented $1.93 and $3.10, respectively, of book value per diluted share.

•        Book value per diluted share decreased 2.2% compared to December 31, 2004, but increased 4.6% when compared to September 30, 2005.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities(1) was $29.08 at December 31, 2005, reflecting an increase of 1.6% compared to December 31, 2004 and 5.9% when compared to September 30, 2005.

•        Guidance on operating income per diluted share for 2006 is based on a variety of assumptions, the most important of which are listed below:

•        premiums written comparable to 2005 levels due to the estimated effects of catastrophe management actions on homeowners and other property premiums, including an increase in ceded premium for catastrophe reinsurance totaling approximately $300 million (we intend to seek regulatory approvals to include these costs in premium rates in subsequent years);

•        average expected catastrophe losses used in pricing of approximately 6% of earned premium;

•        auto and homeowners frequency, excluding catastrophes, consistent with the level in 2005;

•        no prior year reserve reestimates;

•        a slight decline in Property-Liability net investment income due to higher cash outflows; and

•        the completion of the current $4 billion share repurchase program.

Property-Liability Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except ratios)	Est. 2005	2004	Est. 2005	2004	Discussion of Results for the Three Months Ended December 31, 2005
Property-Liability premiums written	$6,658	$6,499	$27,391	$26,531	• See the Property-Liability Premiums Written by Market Segment table.

Property-Liability revenues	7,427	7,262	29,346	28,354	• Premiums earned increased $231 or 3.5%

Underwriting income (loss)	752	762	(636)	1,830

•             Higher catastrophe losses partially offset by higher premiums earned, and continued favorable auto and homeowners loss frequencies, excluding catastrophes. See the Allstate Protection Market Segment Analysis table.

Net investment income	458	463	1,791	1,773	• Lower dividend income.

Operating income	856	875	1,092	2,648

Realized capital gains and losses, after-tax	91	125	339	397	• See the Components of Realized Capital Gains and Losses (pretax) table.

Net income	947	1,000	1,431	3,045	• Lower operating income and lower net realized capital gains.

Catastrophe losses	657	412	5,674	2,468

Ratios:

Allstate Protection combined ratio	88.9	88.5	101.7	90.5

Effect of Discontinued Lines and Coverages on combined ratio	0.1	—	0.7	2.5

Property-Liability combined ratio	89.0	88.5	102.4	93.0

Effect of catastrophe losses on combined ratio	9.6	6.2	21.0	9.5

Property-Liability combined ratio excluding the effect of catastrophes	79.4	82.3	81.4	83.5

•        Allstate brand standard auto and homeowners PIF increased 2.9% and 3.4%, respectively, from December 31, 2004 levels, compared to increases of 3.6% and 4.4%, respectively, in the third quarter of 2005 over the third quarter of 2004.  PIF results exclude Allstate Canada.

•        New business premiums written for the Allstate brand standard auto increased 2.9% while new business applications declined 7.3%.  The difference in those trends was primarily due to growth in average premiums.  New business premiums include customers who are new to a particular Allstate subsidiary, even if such customers were previously insured by another Allstate subsidiary.  New business premiums written for Allstate brand homeowners decreased by 7.8% due to our proactive catastrophe risk management actions.

•        The renewal ratios for Allstate brand standard auto and homeowners were 90.0 and 87.5, respectively, compared to 90.6 and 88.7 in the prior year fourth quarter.  The standard auto declines are due to competitive pressures in certain states and the homeowner declines are primarily due to our proactive catastrophe risk management actions.  Renewal ratios exclude Allstate Canada.

•        Prior year favorable reserve re-estimates for the quarter totaled $146 million, compared to $189 million in the prior year fourth quarter, resulting from lower actual claim severity trends and late reported loss development than anticipated in previous estimates in Allstate Protection.

Allstate Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2005	2004	Est. 2005	2004	Discussion of Results for the Three Months Ended December 31, 2005
Premiums and deposits	$4,007	$4,163	$14,395	$15,919	• See the Allstate Financial Premiums and Deposits table.
Allstate Financial revenues	1,483	1,590	5,898	5,483	• Net realized capital losses and lower life and annuity premiums and contract charges partially offset by higher investment income.
Operating income	139	142	581	551	• A one time $15 accrual for additional benefits related to a regulatory matter reduced gross margin(1), partially offset by higher investment income and lower operating costs and expenses.
Realized capital gains and losses, after-tax	(21)	87	12	(3)	• See the Components of Realized Capital Gains and Losses (pretax) table.
DAC and DSI amortization relating to realized capital gains and losses, after-tax	3	(61)	(103)	(89)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income	112	173	416	246	• Realized net capital losses, after-tax, partially offset by lower DAC and DSI amortization related to realized capital gains and losses.

•        Investments including Separate Account assets as of December 31, 2005 increased 4.1% over December 31, 2004 primarily due to sales of fixed annuities and funding agreements.

•        As of December 31, 2005, 71% of our interest-sensitive life and fixed annuity contracts, excluding market value adjusted annuities, have a guaranteed crediting rate of 3% or higher.  Of these contracts, 79% have crediting rates that are at the minimum as of December 31, 2005.  For all interest-sensitive life and fixed annuity contracts, excluding market value adjusted annuities, the approximate difference between the weighted average crediting rate and the average guaranteed crediting rate is 46 basis points as of December 31, 2005 compared to 48 basis points as of September 30, 2005.

•        New sales of financial products by Allstate exclusive agencies(1) increased 2.4% over the fourth quarter of 2004 to $755 million.

•        Total fixed annuity deposits were $1.50 billion, a decrease of 37.9% from the fourth quarter of 2004 and 22.1% above the third quarter of 2005.  Consumer demand for fixed annuities has declined due to increased competition from certificates of deposit and other short-term instruments in the current interest rate environment.  Additionally, pricing actions taken to achieve higher returns contributed to lower fixed annuity deposits.  Traditional deferred fixed annuity deposits in the fourth quarter of 2005 were $1.04 billion, a decrease of 46.8% from the prior year.  This decrease was partially offset by deposits on equity indexed annuities of $213 million, a 17.0% increase over the fourth quarter of 2004.

•        Variable annuity deposits were $431 million in the quarter, an increase of 4.9% over the fourth quarter of 2004 and 4.6% below the third quarter of 2005.

•        Allstate Financial had total institutional products deposits of $1.35 billion during the fourth quarter, more than double the fourth quarter of 2004.  Our institutional business remains opportunistic.

•        Allstate Financial paid intercompany dividends totaling $250 million in the fourth quarter of 2005.  We will continue to seek ways to more efficiently utilize the capital of Allstate Financial.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Revenues
Property-liability insurance premiums	$6,838	$6,607	3.5	$27,039	$25,989	4.0
Life and annuity premiums and contract charges	524	564	(7.1)	2,049	2,072	(1.1)
Net investment income	1,482	1,378	7.5	5,746	5,284	8.7
Realized capital gains and losses	101	330	(69.4)	549	591	(7.1)
Total revenues	8,945	8,879	0.7	35,383	33,936	4.3

Costs and expenses
Property-liability insurance claims and claims expense	4,469	4,175	7.0	21,175	17,843	18.7
Life and annuity contract benefits	406	444	(8.6)	1,615	1,618	(0.2)
Interest credited to contractholder funds	619	546	13.4	2,403	2,001	20.1
Amortization of deferred policy acquisition costs	1,164	1,214	(4.1)	4,721	4,465	5.7
Operating costs and expenses	731	799	(8.5)	2,997	3,040	(1.4)
Restructuring and related charges	5	25	(80.0)	41	51	(19.6)
Interest expense	79	85	(7.1)	330	308	7.1
Total costs and expenses	7,473	7,288	2.5	33,282	29,326	13.5

Loss on disposition of operations	(1)	(7)	85.7	(13)	(24)	45.8

Income from operations before income tax expense and cumulative effect of change in accounting principle, after-tax	1,471	1,584	(7.1)	2,088	4,586	(54.5)

Income tax expense	430	442	(2.7)	323	1,230	(73.7)

Income before cumulative effect of change in accounting principle, after-tax	1,041	1,142	(8.8)	1,765	3,356	(47.4)

Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(175)	100.0

Net income	$1,041	$1,142	(8.8)	$1,765	$3,181	(44.5)

Net income per share - Basic (1)	$1.61	$1.65		$2.67	$4.57

Weighted average shares - Basic	648.1	685.8		661.7	695.6

Net income per share - Diluted (1)	$1.59	$1.64		$2.64	$4.54

Weighted average shares - Diluted	653.0	690.7		667.3	700.3

Cash dividends declared per share	$0.32	$0.28		$1.28	$1.12

(1)     As prescribed by accounting principles generally accepted in the United States, the quarter income per share amounts have been computed discretely. Because of our third quarter 2005 net loss, the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares-diluted in that quarter. Accordingly, the sum of our income per share amounts for the four quarters of 2005 does not equal the year-to-date per share amount.

THE ALLSTATE CORPORATION
CONTRIBUTION TO INCOME

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$979	$1,002	(2.3)	$1,609	$3,124	(48.5)
Restructuring and related charges, after-tax	4	16	(75.0)	27	33	(18.2)

Operating income	975	986	(1.1)	1,582	3,091	(48.8)

Realized capital gains and losses, after-tax	72	212	(66.0)	360	392	(8.2)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	3	(61)	104.9	(103)	(89)	(15.7)
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	—	(22)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(11)	27.3	(40)	(32)	(25.0)
(Loss) gain on disposition of operations, after-tax	(1)	16	(106.3)	(12)	(6)	(100.0)
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(175)	100.0

Net income	$1,041	$1,142	(8.8)	$1,765	$3,181	(44.5)

Income per share - Diluted (2)

Operating income before the impact of restructuring and related charges	$1.50	$1.45	3.4	$2.41	$4.46	(46.0)
Restructuring and related charges, after-tax	0.01	0.03	(66.7)	0.04	0.05	(20.0)

Operating income	1.49	1.42	4.9	2.37	4.41	(46.3)

Realized capital gains and losses, after-tax	0.11	0.30	(63.3)	0.54	0.56	(3.6)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	(0.09)	100.0	(0.16)	(0.13)	(23.1)
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	—	(0.03)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.06)	(0.04)	(50.0)
(Loss) gain on disposition of operations, after-tax	—	0.02	(100.0)	(0.02)	(0.01)	(100.0)
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(0.25)	100.0

Net income	$1.59	$1.64	(3.0)	$2.64	$4.54	(41.9)

Book value per share - Diluted	$31.01	$31.72	(2.2)	$31.01	$31.72	(2.2)

(1)     The non-recurring increase in liability for future benefits is for a discontinued benefit plan.

(2)     As prescribed by accounting principles generally accepted in the United States, the quarter income per share amounts have been computed discretely. Because of our third quarter 2005 net loss, the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares-diluted in that quarter. Accordingly, the sum of our income per share amounts for the four quarters of 2005 does not equal the year-to-date per share amount.

THE ALLSTATE CORPORATION
COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended December 31, 2005 (Est.)
($ in millions)	Property- Liability(1)	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$14	$(4)	$—	$10
Settlements of derivative instruments	(4)	6	—	2
Dispositions (2)	131	(34)	4	101
Investment write-downs	(10)	(1)	(1)	(12)

Total	$131	$(33)	$3	$101

	Twelve Months Ended December 31, 2005 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$10	$(105)	$—	$(95)
Settlements of derivative instruments	20	60	—	80
Dispositions	516	88	15	619
Investment write-downs	(30)	(24)	(1)	(55)

Total	$516	$19	$14	$549

	Three Months Ended December 31, 2004
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$33	$(6)	$—	$27
Settlements of derivative instruments	(4)	11	—	7
Dispositions	175	140	2	317
Investment write-downs	(12)	(9)	—	(21)

Total	$192	$136	$2	$330

	Twelve Months Ended December 31, 2004
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$10	$(55)	$(1)	$(46)
Settlements of derivative instruments	(69)	7	—	(62)
Dispositions	697	131	—	828
Investment write-downs	(46)	(82)	(1)	(129)

Total	$592	$1	$(2)	$591

(1)     Because of the level of catastrophe losses experienced during 2005 and the possibility that we may need to have additional cash available to pay claims, we identified a portfolio of approximately $12.60 billion of securities from which we would consider selecting specific securities to sell to meet these needs.  Approximately $2.72 billion of these securities were in an unrealized loss position, and, therefore, with the change in our intention to hold these investments, we recognized $19 million of anticipated disposition write-downs during the fourth quarter of 2005.

(2)     Because changes in existing market conditions and long-term asset return assumptions, certain changes are planned within various portfolios.  We identified, in total, approximately $1.14 billion of securities we would consider selling to achieve these objectives.  Of that $1.14 billion, approximately $533 million of securities were in an unrealized loss position, for which we recognized $54 million of write-downs during the fourth quarter of 2005 due to a change in intent to hold these securities until recovery.

THE ALLSTATE CORPORATION
SEGMENT RESULTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2005	2004	Est. 2005.	2004

Property-Liability
Premiums written	$6,658	$6,499	$27,391	$26,531

Premiums earned	$6,838	$6,607	$27,039	$25,989
Claims and claims expense (1)	4,469	4,175	21,175	17,843
Amortization of deferred policy acquisition costs	1,031	1,016	4,092	3,874
Operating costs and expenses	582	629	2,369	2,396
Restructuring and related charges	4	25	39	46
Underwriting income (loss)	752	762	(636)	1,830

Net investment income	458	463	1,791	1,773
Income tax expense on operations	354	350	63	955
Operating income	856	875	1,092	2,648

Realized capital gains and losses, after-tax	91	125	339	397
Net income	$947	$1,000	$1,431	$3,045
Catastrophe losses	$657	$412	$5,674	$2,468

Operating ratios
Claims and claims expense ratio (1)	65.4	63.2	78.3	68.7
Expense ratio	23.6	25.3	24.1	24.3
Combined ratio	89.0	88.5	102.4	93.0
Effect of catastrophe losses on combined ratio	9.6	6.2	21.0	9.5
Effect of restructuring and related charges on combined ratio	0.1	0.4	0.1	0.2
Effect of Discontinued Lines and Coverages on combined ratio	0.1	—	0.7	2.5

Allstate Financial
Premiums and deposits	$4,007	$4,163	$14,395	$15,919
Investments including Separate Accounts assets	$90,468	$86,907	$90,468	$86,907

Premiums and contract charges	$524	$564	$2,049	$2,072
Net investment income	992	890	3,830	3,410
Periodic settlements and accruals on non-hedge derivative instruments	14	16	63	49
Contract benefits	406	444	1,615	1,618
Interest credited to contractholder funds	619	531	2,371	1,983
Amortization of deferred policy acquisition costs	138	118	503	471
Operating costs and expenses	150	169	604	634
Restructuring and related charges	1	—	2	5
Income tax expense on operations	77	66	266	269

Operating income	139	142	581	551

Realized capital gains and losses, after-tax	(21)	87	12	(3)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	3	(61)	(103)	(89)
Non-recurring increase in liability for future benefits, after-tax (2)	—	—	(22)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(11)	(40)	(32)
(Loss) gain on disposition of operations, after-tax	(1)	16	(12)	(6)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)
Net income	$112	$173	$416	$246

Corporate and Other
Net investment income	$32	$25	$125	$101
Operating costs and expenses	78	86	326	318
Income tax benefit on operations	(26)	(30)	(110)	(109)

Operating loss	(20)	(31)	(91)	(108)

Realized capital gains and losses, after-tax	2	—	9	(2)

Net loss	$(18)	$(31)	$(82)	$(110)

Consolidated net income	$1,041	$1,142	$1,765	$3,181

(1)     For the twelve months ended December 31, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.4 points related to an accrual for a settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

(2)     The non-recurring increase in liability for future benefits is for a discontinued benefit plan.

THE ALLSTATE CORPORATION
UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Property-Liability Underwriting Summary
Allstate Protection	$757	$761	(0.5)	$(461)	$2,468	(118.7)
Discontinued Lines and Coverages	(5)	1	—	(175)	(638)	72.6
Underwriting income (loss)	$752	$762	(1.3)	$(636)	$1,830	(134.8)

Allstate Protection Underwriting Summary
Premiums written	$6,661	$6,498	2.5	$27,393	$26,527	3.3
Premiums earned	$6,837	$6,605	3.5	$27,038	$25,983	4.1
Claims and claims expense (1)	4,465	4,176	6.9	21,008	17,208	22.1
Amortization of deferred policy acquisition costs	1,031	1,016	1.5	4,092	3,874	5.6
Operating costs and expenses	580	627	(7.5)	2,360	2,387	(1.1)
Restructuring and related charges	4	25	(84.0)	39	46	(15.2)
Underwriting income (loss)	$757	$761	(0.5)	$(461)	$2,468	(118.7)

Catastrophe losses	$657	$412	59.5	$5,674	$2,468	129.9

Operating ratios
Claims and claims expense ratio (1)	65.3	63.2		77.7	66.2
Expense ratio	23.6	25.3		24.0	24.3
Combined ratio	88.9	88.5		101.7	90.5

Effect of catastrophe losses on combined ratio	9.6	6.2		21.0	9.5

Effect of restructuring and related charges on combined ratio	0.1	0.4		0.1	0.2

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$(3)	$1	—	$(2)	$4	(150.0)
Premiums earned	$1	$2	(50.0)	$1	$6	(83.3)
Claims and claims expense	4	(1)	—	167	635	(73.7)
Operating costs and expenses	2	2	—	9	9	—
Underwriting (loss) income	$(5)	$1	—	$(175)	$(638)	72.6

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	—		0.7	2.5

(1)     For the twelve months ended December 31, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.4 points related to an accrual for a settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Allstate brand
Standard auto	$3,738	$3,611	3.5	$15,173	$14,491	4.7
Non-standard auto	361	396	(8.8)	1,587	1,777	(10.7)
Auto	4,099	4,007	2.3	16,760	16,268	3.0

Involuntary auto	30	49	(38.8)	163	232	(29.7)
Commercial lines	220	228	(3.5)	926	922	0.4
Homeowners	1,492	1,404	6.3	6,040	5,639	7.1
Other personal lines	335	323	3.7	1,434	1,397	2.6

	6,176	6,011	2.7	25,323	24,458	3.5

Encompass brand
Standard auto	274	280	(2.1)	1,174	1,212	(3.1)
Non-standard auto (Deerbrook)	26	34	(23.5)	116	153	(24.2)
Auto	300	314	(4.5)	1,290	1,365	(5.5)

Involuntary auto	7	9	(22.2)	43	40	7.5
Homeowners	148	136	8.8	611	552	10.7
Other personal lines	30	28	7.1	126	112	12.5

	485	487	(0.4)	2,070	2,069	—

Allstate Protection (1)	6,661	6,498	2.5	27,393	26,527	3.3

Discontinued Lines and Coverages	(3)	1	—	(2)	4	(150.0)

Property-Liability (1)	$6,658	$6,499	2.4	$27,391	$26,531	3.2

Allstate Protection
Standard auto	$4,012	$3,891	3.1	$16,347	$15,703	4.1
Non-standard auto	387	430	(10.0)	1,703	1,930	(11.8)
Auto	4,399	4,321	1.8	18,050	17,633	2.4

Involuntary auto	37	58	(36.2)	206	272	(24.3)
Commercial lines	220	228	(3.5)	926	922	0.4
Homeowners	1,640	1,540	6.5	6,651	6,191	7.4
Other personal lines	365	351	4.0	1,560	1,509	3.4

	$6,661	$6,498	2.5	$27,393	$26,527	3.3

(1)     In the fourth quarter of 2005, growth in premiums written was negatively impacted by reinsurance transactions totaling 0.4%.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended December 31, 2005 (Est.)
	Number of States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	4	0.1	2.8
Non-standard auto	2	0.1	2.2
Homeowners (5)	2	—	(1.5)

Encompass brand
Standard auto	2	0.2	6.4
Non-standard auto (Deerbrook)	1	(0.1)	(0.2)
Homeowners	1	0.1	3.0

	Twelve Months Ended December 31, 2005 (Est.)
	Number of States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	23	0.4	1.0
Non-standard auto	6	(0.3)	(1.4)
Homeowners (5)	13	1.0	5.0

Encompass brand
Standard auto	22	0.7	1.6
Non-standard auto (Deerbrook)	1	(0.1)	(0.2)
Homeowners	19	1.5	3.6

(1)     Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products.  These rate changes do not reflect initial rates filed for new insurance subsidiaries.

(2)     Represents the impact in the states where rate changes were approved during 2005 as a percentage of total countrywide prior year-end premiums written.

(3)     Represents the impact in the states where rate changes were approved during 2005 as a percentage of total prior year-end premiums written in those states.

(4)     Excluding the impact of a rate reduction in the state of New York effective July 2005, the countrywide rate change is 0.8% and the state specific rate change is 2.5%.

(5)     Including the impact of a rate increase in the state of Florida approved in January 2006, effective in October 2005, the countrywide rate change for the three months and twelve months ended December 31, 2005 is 1.2% and 2.2%, respectively, and the state specific rate change for the three months and twelve months ended December 31, 2005 is 13.6% and 8.4%, respectively.  The impact of these rate increases may offset some portion of our increased reinsurance costs.

THE ALLSTATE CORPORATION
ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended December 31,
	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
($ in millions)	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,809	$3,651	66.6	67.5	3.7	0.5	23.2	24.7
Non-standard auto	394	432	54.3	51.4	3.8	0.5	20.8	21.5
Auto	4,203	4,083	65.5	65.8	3.8	0.5	23.0	24.4

Homeowners	1,491	1,383	50.1	44.8	11.9	11.2	22.7	24.5
Other (1)	629	631	96.8	91.3	41.6	36.3	25.4	27.7

Total Allstate brand	6,323	6,097	65.0	63.6	9.5	6.5	23.1	24.8

Encompass brand
Standard auto	293	299	64.8	61.2	1.3	—	29.4	32.1
Non-standard auto (Deerbrook) (3)	28	37	46.4	67.6	—	—	32.2	24.3
Auto	321	336	63.2	61.9	1.2	—	29.6	31.3

Homeowners	152	135	77.0	41.5	27.7	3.0	29.6	31.1
Other (1)	41	37	85.3	81.1	29.2	13.5	29.3	29.7

Total Encompass brand	514	508	69.0	57.9	11.2	1.8	29.6	31.1

Allstate Protection	$6,837	$6,605	65.3	63.2	9.6	6.2	23.6	25.3

	Twelve Months Ended December 31,
	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
($ in millions)	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$15,034	$14,290	65.7	64.4	2.9	0.7	23.7	24.0
Non-standard auto	1,642	1,823	57.8	53.9	2.6	0.9	20.9	20.4
Auto	16,676	16,113	64.9	63.2	2.8	0.7	23.5	23.6

Homeowners	5,792	5,349	110.7	67.4	70.5	29.2	22.8	23.0
Other (1)	2,514	2,482	91.7	84.6	35.3	27.7	25.6	27.2

Total Allstate brand	24,982	23,944	78.2	66.3	21.8	9.8	23.5	23.9

Encompass brand
Standard auto	1,186	1,208	66.9	61.3	1.7	0.5	30.4	29.1
Non-standard auto (Deerbrook)	125	161	67.2	75.8	0.8	0.6	28.8	25.4
Auto	1,311	1,369	67.0	63.1	1.7	0.6	30.2	28.6

Homeowners	583	529	77.8	63.7	30.6	16.4	29.7	30.1
Other (1)	162	141	82.1	84.4	17.9	5.7	28.4	29.1

Total Encompass brand	2,056	2,039	71.3	64.7	11.2	5.1	29.9	29.0

Allstate Protection	$27,038	$25,983	77.7	66.2	21.0	9.5	24.0	24.3

(1)     Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.

(2)     Loss Ratio comparisons on this exhibit are impacted by the relative level of prior year reserve reestimates.  Please refer to the "Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio" table (page 15) for detailed reserve reestimate information.  The Total Allstate brand combined ratio comparisons to prior period are adversely impacted by 1.1 points for the twelve months ending December 31.

(3)     Total catastrophe losses for the year ended December 31, 2005 for Encompass brand non-standard auto were $1 million.  Approximately half of the catastrophe losses were incurred in the fourth quarter of 2005 but do not appear in the fourth quarter catastrophe effect due to rounding.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended December 31,
	Pretax Reserve Reestimates (1)		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2005	2004	Est. 2005	2004

Auto	$(160)	$(106)	(2.4)	(1.6)
Homeowners	11	(57)	0.2	(0.9)
Other	(2)	(25)	—	(0.4)
Allstate Protection	(151)	(188)	(2.2)	(2.9)
Discontinued Lines and Coverages	5	(1)	0.1	—
Property-Liability	$(146)	$(189)	(2.1)	(2.9)

Allstate brand	$(128)	$(190)	(1.9)	(2.9)
Encompass brand	(23)	2	(0.3)	—
Allstate Protection	$(151)	$(188)	(2.2)	(2.9)

	Twelve Months Ended December 31,
	Pretax Reserve Reestimates (1)		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2005	2004	Est. 2005	2004

Auto	$(661)	$(657)	(2.4)	(2.5)
Homeowners	7	(169)	—	(0.7)
Other	19	(39)	0.1	(0.1)
Allstate Protection	(635)	(865)	(2.3)	(3.3)
Discontinued Lines and Coverages	167	635	0.6	2.4
Property-Liability	$(468)	$(230)	(1.7)	(0.9)

Allstate brand	$(613)	$(872)	(2.2)	(3.3)
Encompass brand	(22)	7	(0.1)	—
Allstate Protection	$(635)	$(865)	(2.3)	(3.3)

(1)   Favorable reserve reestimates are shown in parentheses.

THE ALLSTATE CORPORATION
ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Life Products (1)
Interest-sensitive life	$375	$392	(4.3)	$1,482	$1,487	(0.3)
Traditional	102	101	1.0	337	374	(9.9)
Other	113	104	8.7	430	372	15.6
	590	597	(1.2)	2,249	2,233	0.7

Annuities
Fixed annuities - deferred	1,254	2,137	(41.3)	5,238	6,750	(22.4)
Fixed annuities - immediate	244	277	(11.9)	883	831	6.3
Variable annuities	431	411	4.9	1,746	1,631	7.1
	1,929	2,825	(31.7)	7,867	9,212	(14.6)

Institutional Products
Indexed funding agreements	—	50	(100.0)	—	51	(100.0)
Funding agreements backing medium-term notes	1,350	535	152.3	3,773	3,983	(5.3)
Other	—	—	—	—	3	(100.0)
	1,350	585	130.8	3,773	4,037	(6.5)

Bank Deposits	138	156	(11.5)	506	437	15.8

Total	$4,007	$4,163	(3.7)	$14,395	$15,919	(9.6)

(1)   To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2005 (Est.)	December 31, 2004

Assets
Investments
Fixed income securities, at fair value (amortized cost $94,777 and $90,657)	$98,065	$95,715
Equity securities, at fair value (cost $4,873 and $4,566)	6,164	5,895
Mortgage loans	8,748	7,856
Short-term	3,470	4,133
Other	1,850	1,931
Total investments (1)	118,297	115,530

Cash	313	414
Premium installment receivables, net	4,739	4,721
Deferred policy acquisition costs	5,802	4,968
Reinsurance recoverables, net	5,180	4,323
Accrued investment income	1,074	1,014
Property and equipment, net	1,040	1,018
Goodwill	825	825
Other assets	3,567	2,535
Separate Accounts	15,235	14,377
Total assets	$156,072	$149,725

Liabilities
Reserve for property-liability insurance claims and claims expense	$22,117	$19,338
Reserve for life-contingent contract benefits	12,482	11,754
Contractholder funds	60,040	55,709
Unearned premiums	10,294	9,932
Claim payments outstanding	1,263	787
Other liabilities and accrued expenses	8,804	9,842
Deferred income taxes	351	829
Short-term debt	413	43
Long-term debt	4,887	5,291
Separate Accounts	15,235	14,377
Total liabilities	135,886	127,902

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 646 million and 683 million shares outstanding	9	9
Additional capital paid-in	2,836	2,685
Retained income	24,962	24,043
Deferred compensation expense	(128)	(157)
Treasury stock, at cost (254 million and 217 million shares)	(9,575)	(7,372)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,090	2,988
Unrealized foreign currency translation adjustments	22	16
Minimum pension liability adjustment	(30)	(389)
Total accumulated other comprehensive income	2,082	2,615
Total shareholders’ equity	20,186	21,823
Total liabilities and shareholders’ equity	$156,072	$149,725

(1)   Total investments includes $39,574 for Property-Liability, $75,233 for Allstate Financial and $3,490 for Corporate and Other investments at December 31, 2005. Total investments includes $40,267 for Property-Liability, $72,530 for Allstate Financial and $2,733 for Corporate and Other investments at December 31, 2004.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)	December 31, 2005 (Est.)	December 31, 2004

Cash flows from operating activities
Net income	$1,765	$3,181
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and other non-cash items	(67)	(4)
Realized capital gains and losses	(549)	(591)
Loss on disposition of operations	13	24
Cumulative effect of change in accounting principle	—	175
Interest credited to contractholder funds	2,403	2,001
Changes in:
Policy benefit and other insurance reserves	2,868	1,680
Unearned premiums	354	614
Deferred policy acquisition costs	(243)	(443)
Premium installment receivables, net	(15)	(345)
Reinsurance recoverables, net	(858)	(1,052)
Income taxes payable	(744)	11
Other operating assets and liabilities	678	217
Net cash provided by operating activities	5,605	5,468

Cash flows from investing activities
Proceeds from sales
Fixed income securities	21,926	19,839
Equity securities	4,829	4,580
Investment collections
Fixed income securities	6,038	5,904
Mortgage loans	1,267	772
Investment purchases
Fixed income securities	(31,144)	(33,720)
Equity securities	(4,895)	(4,659)
Mortgage loans	(2,171)	(2,106)
Change in short-term investments, net	(621)	(1,098)
Change in other investments, net	(124)	(35)
Acquisitions, net of cash received	(60)	—
Purchases of property and equipment, net	(196)	(200)
Net cash used in investing activities	(5,151)	(10,723)

Cash flows from financing activities
Change in short-term debt, net	370	40
Proceeds from issuance of long-term debt	789	647
Repayment of long-term debt	(1,205)	(19)
Contractholder fund deposits	12,004	13,616
Contractholder fund withdrawals	(9,444)	(7,088)
Dividends paid	(830)	(756)
Treasury stock purchases	(2,484)	(1,373)
Other	245	236
Net cash (used in) provided by financing activities	(555)	5,303

Net (decrease) increase in cash	(101)	48
Cash at beginning of year	414	366
Cash at end of year	$313	$414

Allstate Protection Catastrophe Losses

Catastrophe losses, net of recoveries, totaled $657 million in the fourth quarter of 2005. Included in catastrophe losses are losses related to Hurricane Wilma totaling $508 million, net of recoveries, and an accrual of $77 million for anticipated assessments from Citizens Property Insurance Corporation in the state of Florida. Catastrophe losses also include net favorable reestimates of losses related to Hurricanes Katrina and Rita, totaling $45 million, net of recoveries. Through January 30, 2006, approximately 75% of the property claims and 97% of the auto claims related to each of these events are closed, and we expect substantially all of our remaining estimated net losses related to the 2005 hurricane season will be paid during 2006.

	Estimate as of 12/31/2005				Fourth
($ in millions)	Gross Losses	Recoveries	Net Losses	Estimate as of 9/30/2005	Quarter Impact
Hurricane Katrina	$3,626	$2	$3,624	$3,683	$(59)
Hurricane Rita	1,114	250	864	850	14
Hurricane Wilma	721	213	508	N/A	508
Total Loss Estimate	$5,461	$465	$4,996	$4,533	$463
Citizens accrual - 2005					77
Other catastrophes					117
					$657

Hurricane Wilma

Hurricane Wilma made landfall in the state of Florida on October 24, 2005. Catastrophe claims and claims expense estimates include losses from approximately 103,000 expected claims of which over 93,000 claims have been reported. The estimates of claims and claims expense by product are shown in the following table.

($in millions)	Allstate brand	Encompass brand	Total

Hurricane Wilma
Standard auto	$95	$2	$97
Non-standard auto	10	—	10
Homeowners	160	3	163
Other	144	2	146
Total personal lines	409	7	416
Commercial	92	N/A	92
Total loss estimate, net of recoveries	$501	$7	$508

Total loss estimate, gross	$712	$9	$721
Recoveries	211	2	213
Total loss estimate, net of recoveries	$501	$7	$508

Estimates of residential property losses for Hurricane Wilma have exceeded the Florida Hurricane Catastrophe Fund (“FHCF”) estimated retention of $262 million, thus permitting reimbursement of 90% of qualifying losses above the retention up to an estimated maximum of $945 million. In addition, Allstate Floridian Insurance Company and its subsidiaries (“Allstate Floridian”) have reinsurance on certain personal homeowners policies in Florida with Universal Insurance Company of North America.

Citizens Property Insurance Corporation

Citizens Property Insurance Corporation (“Citizens”) was created by the state of Florida to provide insurance to property owners unable to obtain coverage in the private insurance market. Citizens can levy an assessment on participating companies for a financial deficit. Citizens reported losses from Hurricane Wilma in the fourth quarter of 2005, which followed losses from the hurricanes that struck Florida in the third quarter of 2004 and a deficit for the 2004 plan year. Communications made by the Citizens board and other government officials indicate that a future assessment as a result of Citizens’ current financial deficit is both probable and can be reasonably estimated. We have estimated our assessment will be $77 million.

After paying this assessment, we expect that our subsidiaries will be able to recoup approximately $65 million through premiums written in Florida. These recoupments will be recorded as an offset to catastrophe losses in the period that the related premiums are written.

Also during the second quarter of 2005, we estimated that we would be assessed $43 million by Citizens for the 2004 year. That assessment was paid in September 2005, of which $36 million is expected to begin to be recouped in the first quarter of 2006. The differences between our assessments from Citizens and our expected recoupments is primarily due to our exit from the commercial property market in Florida announced in May of 2005 and expected to be completed in 2007.

Similarly, during the third quarter of 2005, we estimated that we would be assessed $34 million from Louisiana Citizens Property Insurance Corporation (“LA Citizens”) related to LA Citizens’ estimated plan losses related to Hurricanes Katrina and Rita. This assessment was paid in November 2005 and we expect to recoup the entire amount.

These recoupments are expected to be primarily recorded over the next two years.

Property Catastrophe Management Strategy

The fundamental goals of The Allstate Corporation’s catastrophe management strategy are to enable our shareholders to earn an acceptable return on the risks assumed in our property business and to reduce the variability in our earnings, so that we can continue to provide quality protection to our customers. While in many areas of the country we are currently achieving returns within acceptable risk tolerances, we continue to seek solutions to improve returns in areas that have known exposure to hurricanes, earthquakes and other catastrophes. We will significantly reduce our catastrophe exposure while working to mitigate the impact of our actions on customers.   We are also working for changes in the regulatory environment, including fewer restrictions on underwriting, recognizing the need for and improving appropriate risk based pricing, and promoting the creation of government sponsored, privately funded solutions. Our property business includes personal homeowners, commercial property and other property lines.

Actions we are taking and evaluating to attain an acceptable catastrophe exposure level in our personal and commercial property businesses include: additional purchases of reinsurance; increased participation in various state facilities such as wind pools; changes in rates, deductibles and coverage; limitations on new business writings; changes to underwriting requirements; non-renewal; discontinuing coverage for certain types of residences; withdrawal from certain markets; and/or pursuing alternative markets for placement of business or segments of risk exposure in certain areas. While actions taken will be primarily directed at reducing the catastrophe exposure in our personal and commercial property businesses, we also consider their impact on our ability to market our auto lines when evaluating the feasibility of their implementation.

In order to assess and monitor our actions, we are considering and adopting new performance measurements for managing our property business. These measurements currently include exposure limits based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, acceptable targeted rates of return by line and by state and potential capital impairment.

As part of our catastrophe management efforts, we are involved with a newly created coalition called ProtectingAmerica.org. The coalition is dedicated to raising awareness, educating the public and policymakers, and offering solutions that will better prepare and protect consumers, taxpayers and the American economy from major catastrophes in a sensible, cost-effective fashion. A comprehensive solution is being advanced that includes the development of government sponsored, privately funded catastrophe funds at the state and national levels; improved prevention and mitigation measures, including the adoption of more effective land use policies and stronger building codes; enhanced public education about catastrophe risk; better catastrophe relief, recovery and rebuilding processes; and a rigorous process of continuous improvement for catastrophe preparedness and response programs and processes.

Hurricanes

We consider the greatest areas of potential catastrophe losses due to hurricanes to generally be major metropolitan centers in counties along the eastern and gulf coasts of the United States. Policies in force attributable to counties along the eastern and gulf coasts, including the entire state of Florida, represented approximately 25% of total homeowners policies in force during 2005. Generally, the average premium on a property policy near these coasts is greater than other areas.    During 2005, premiums written by Allstate Floridian totaled $426 million and PIF was approximately 750,000 as of December 31, 2005.

Examples of actions taken in 2005 and early 2006 to reduce our exposure in these areas include purchasing reinsurance as discussed below; a moratorium on personal homeowners new business writings in eight coastal counties in the state of New York; a definitive agreement with Universal Insurance Company of North America whereby a portion of existing customers in Florida will have new policies available when their policies expire and are not renewed; and exiting the commercial property market in Florida beginning in May 2005. We have also received approval for homeowners premium rate increases in the state of Florida averaging 7.9% implemented in August 2005, followed by an additional rate increase averaging 18.2% implemented in October 2005.

Many mortgage companies require property owners to have insurance from an insurance carrier with a financial strength rating no lower than B+. Allstate maintains separate financial strength ratings for Allstate Insurance Company (“AIC”), Allstate New Jersey (“ANJ”) and Allstate Floridian, which write substantially all of our property business. Such ratings are an important factor in establishing competitive position. AIC and ANJ have A.M. Best ratings of A+ and A-, respectively. Allstate Floridian has an A.M. Best rating of B+ with a negative outlook, and remains under review currently. The resolution of A.M. Best’s review will be influenced by developments prior to the 2006 hurricane season, including Florida regulatory and legislative actions, Allstate and Allstate Floridian management actions, A.M. Best’s assessment of the timing and nature of such developments and their view on the amount of capital and risk-adjusted capitalization deemed necessary to support the ratings. Allstate Floridian Insurance Company and its subsidiary, Allstate Floridian Indemnity Company, also have a Demotech rating of A’. Encompass Floridian Insurance Company and Encompass Floridian Indemnity Company, both subsidiaries of Allstate Floridian, have Demotech ratings of A. In addition to the actions in the state of Florida described above, in May 2005 Allstate Floridian received a commitment from its parent company, Allstate Insurance Company, to make as much as $375 million of additional capital available for one year under specified circumstances, under which $159 million was contributed to Allstate Floridian in December 2005.

While hurricanes can also be devastating to inland areas, we anticipate that our actions will be less extensive in these areas and they will be determined based on an assessment of our local exposure. Our exposure to certain potential losses from hurricanes is also limited by our participation in various state facilities, including the Florida Hurricane Catastrophe Fund (“FHCF”), which provides reimbursements on certain qualifying Florida hurricane losses and other state facilities such as wind pools.

Earthquakes

We consider the greatest areas of potential catastrophe losses due to earthquakes to be major metropolitan areas near fault lines in the states of California, Oregon, Washington, South Carolina, Missouri, Kentucky and Tennessee. Premiums written attributable to earthquake coverage totaled approximately $60 million in 2005. Earthquake coverage is generally written as an option or as a standard covered peril depending on policy language requirements in each state.

Our current strategy of significantly reducing earthquake exposure includes pursuing alternative markets for placement of this coverage and purchasing reinsurance. The implementation of the alternative markets strategy is subject to the identification and negotiation of arrangements with other companies to allow our agencies to place the coverage. Our initial focus will be in states with the highest earthquake exposure. Examples of actions we have already taken in these areas include our discontinuation of writing earthquake coverage in California following the formation of the California Earthquake Authority (“CEA”) in 1996, and allowing our agents to place new business earthquake coverage with another carrier in the state of South Carolina beginning in 2005. We also continue to evaluate purchases of reinsurance, in addition to those discussed below, including coverage for potential assessments from the CEA. We anticipate that implementation of limitations on new and renewal optional earthquake coverage will not adversely impact either auto or homeowners production and that it will cause a relatively immaterial decline in premiums written, but will result in a material reduction of exposure from catastrophic earthquake losses. We also expect that this reduction in exposure will allow for some reduction in our capital requirements.

Reinsurance

We utilize reinsurance to reduce exposure to catastrophe risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus and the insurance financial strength ratings of certain subsidiaries. We purchase significant reinsurance where we believe the greatest benefit will be achieved relative to our aggregate countrywide exposure. The price and terms of reinsurance and the credit quality of the reinsurer are considered in the purchase process, along with whether the price can be appropriately reflected in the costs that are considered in setting future rates charged to policyholders.

Our catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties. As discussed below, our reinsurance program is composed of treaties that provide coverage for state specific personal lines property catastrophe exposures, with various retentions and limits. In addition, the program includes an aggregate excess agreement that limits Allstate Protection’s personal lines property and auto catastrophe losses for storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes in excess of $2 billion in aggregated losses up to the treaty limit of $2 billion, excluding Florida. Losses recovered, if any, from the state specific treaties are excluded when determining the retention of the aggregate excess agreement. We have placed these programs in the global reinsurance market, with the majority of the limits of these programs placed with reinsurers that currently have an A.M. Best rating of A+ or better. The remaining limits are placed with reinsurers that currently have an A.M. Best rating no lower than A-.

Multi-year individual state reinsurance treaties cover personal property excess catastrophe losses in seven states: Connecticut, New Jersey, New York, North Carolina, South Carolina and Texas through May 31, 2008 and Florida through May 31, 2007 (the “multi-year treaties”). The annual retentions and limits on these treaties in effect since June 1, 2005 are shown in the following table.

State	% Placed	Annual Retention		Limit
		(in millions)		(in millions)
Connecticut	95	$100		$200
New Jersey	95	100		100
New York	90	750		1,000
North Carolina	10	80		175
South Carolina	10	97		435
Texas(2)	95	320		550
Florida	90	Excess of FHCF Reimbursement	(1)	900

(1)          The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum. For the 6/1/2005 – 5/31/2006 hurricane season, this maximum is estimated to be $945 million in excess of Allstate’s retention of $262 million for the two largest hurricanes and $87 million for other hurricanes.

(2)          Reinsurance is recoverable by Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company. ATL also has a 100% reinsurance agreement with Allstate Insurance Company (“AIC”) covering losses in excess of and/or not reinsured by the Texas treaty.

The multi-year treaties provide coverage per occurrence for covered losses above each respective retention to the respective maximum coverage limit according to the percent placed on Allstate brand policies in each state except for Florida. The Florida treaty provides coverage for policies written by Allstate Floridian. Each of these treaties also has a provision for reinstatement and annual measurement of exposures, which may produce changes in retentions, limits and/or reinsurance premiums as a result of increases or decreases in our exposure levels from the previous year. Under the current New Jersey and Texas treaties, we have the option to expand coverage limits by $100 million per year in each of the two subsequent years, and we expect to exercise the first $100 million limit increase option under both contracts effective June 1, 2006. We also expect to terminate the existing treaties in the states of North Carolina and South Carolina on May 31, 2006.

We are also considering additional reinsurance that covers Allstate Protection’s personal property excess catastrophe losses in New Jersey, effective June 1, 2006 (the “New Jersey agreement”). This new agreement could provide as much as $300 million of coverage in excess of the New Jersey multi-year treaty limit on an annual basis.

We have also entered into a reinsurance agreement that covers Allstate Protection’s personal property excess losses in California for fires following earthquakes, effective February 1, 2006 and expiring May 31, 2008 (the “California fire following agreement”).      This agreement provides coverage not to exceed $1.5 billion for any one loss occurrence in excess of $500 million, with Allstate retaining a 5% share of the agreement’s limit. With respect to all loss occurrences, this agreement provides in total $3 billion of coverage for all qualifying losses without limitation except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area. The agreement allows for annual measurements, which may produce changes in retention as a result of increases or decreases in our exposure levels from a previous year.

We have entered into a catastrophe aggregate excess of loss reinsurance agreement with respect to storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes covering our personal lines property and auto business countrywide, excluding Florida, for a period of one year, with an effective date of June 1, 2006 (the “aggregate excess agreement”). In December 2005, we placed $750 million of a limit of $2 billion in excess of $2 billion of aggregate losses during the agreement’s one-year term. In January 2006, we completed the balance of the program, placing an additional $1.15 billion of the limit while retaining a 5% share. The aggregate excess agreement applies to Allstate and Encompass brand policies.

The annual retentions and limits on the agreements expected to be in place during 2006 are shown in the following table.

	Effective Date	% Placed	Reinstatement/Limits	Annual Retention	Limit
				(in millions)	(in millions)
Aggregate excess(1)	6/1/2006	95	None	$2,000	$2,000

California fire following(2)	2/1/2006	95	2 limits over 28 month term and as noted above	500	1,500

Multi-year(3):	6/1/2005 (as revised effective 6/1/2006)

Connecticut		95	2 limits over 3-year term	100	200

New Jersey		95	1 reinstatement over 3-year term with reinstatement premium required	100	200

New York(4)		90	2 limits over 3-year term	750	1,000

Texas(5)		95	2 limits for each year	320	650

			over 3-year term

Florida		90	2 limits over 2-year term	Excess of FHCF Reimbursement(6)	900

New Jersey(7)	6/1/2006	95		Excess of New Jersey Multi-year treaty	300

(1)   Aggregate Excess Agreement – This agreement is effective 6/1/2006 for 1 year and covers storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes for the Allstate and Encompass brand personal lines auto and property business countrywide except for Florida. Losses recovered, if any, from our California fire following agreement, multi-year treaties and any new New Jersey agreement are excluded when determining the retention of this agreement.

(2)   California Fire Following Agreement – This agreement is effective 2/1/2006 and expires 5/31/2008. This agreement covers Allstate and Encompass brand personal property losses in California for fires following earthquakes. This agreement provides in total $3 billion of coverage for all qualifying losses except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area.

(3)   Multi-year Treaties – These treaties have been in effect since 6/1/2005 and cover the Allstate brand personal property catastrophe losses, expiring 5/31/2008, except for the treaty in Florida. The Florida treaty provides coverage for property policies written by Allstate Floridian and it expires 5/31/2007. This chart reflects our expectation that we will expand coverage limits by $100 million per year on the New Jersey and Texas treaties effective 6/1/2006, and that we expect to terminate the existing treaties in North Carolina and South Carolina on 5/31/2006. The retentions, limits and/or reinsurance premiums on these treaties are also subject to annual measurements on their anniversary dates.

(4)   Two separate reinsurance treaties provide coverage for catastrophe risks in the State of New York: Allstate Insurance Company (“AIC”) has a $500,000,000 retention and a $550,000,000 limit, and Allstate Indemnity Company has a $250,000,000 retention and a $450,000,000 limit.

(5)   The Texas treaty is with Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company. ATL also has a 100% reinsurance agreement with AIC covering losses in excess of and/or not reinsured by the Texas treaty.

(6)   FHCF – The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum. For the 6/1/2005 – 5/31/2006 hurricane season, this maximum is estimated to be $945 million in excess of Allstate’s retention of $262 million for the two largest hurricanes and $87 million for other hurricanes. These estimates are subject to annual measurements at the beginning of the FHCF fiscal year of 6/1. This is an annual program with a first season and second season coverage provision.

(7)   New Jersey Agreement – This agreement is being contemplated, but has not yet been placed. This agreement is expected to be effective 6/1/2006.

We anticipate that the total cost of these agreements will be approximately $600 million per year or $150 million per quarter. This represents an increase of approximately $400 million per year or $100 million per quarter over our current cost, once these agreements are fully implemented and effective. Based on the effective dates of these agreements, our total costs are expected to be approximately $60 million in the first quarter of 2006, $100 million in the second quarter of 2006 and $150 million in the third and fourth quarters of 2006. We will aggressively seek regulatory approvals, as necessary based on the challenging regulatory environment in each state, to include reinsurance costs in our premium rates in order to mitigate the impact of this increase. We currently expect that this level or a similar level of reinsurance coverage will be purchased or renewed for 2007. We also continue to study the efficiencies of our operations and cost structure, which may offset some portion of the increased reinsurance costs.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned. Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio. The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned. The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before cumulative effect of change in accounting principle, after-tax, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations. It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process. Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. We use adjusted measures of operating income and operating income per diluted share in incentive compensation. Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and twelve months ended December 31, 2005 and 2004.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the three months ended December 31, ($ in millions, except per share data)	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
Operating income	$856	$875	$139	$142	$975	$986	$1.49	$1.42
Realized capital gains and losses	131	192	(33)	136	101	330
Income tax (expense) benefit	(40)	(67)	12	(49)	(29)	(118)
Realized capital gains and losses, after-tax	91	125	(21)	87	72	212	0.11	0.30
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	3	(61)	3	(61)	—	(0.09)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	—	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(8)	(11)	(8)	(11)	(0.01)	(0.01)
(Loss) gain on disposition of operations, after-tax	—	—	(1)	16	(1)	16	—	0.02
Income before cumulative effect of change in accounting principle, after-tax	947	1,000	112	173	1,041	1,142	1.59	1.64
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	—	—	—	—
Net income	$947	$1,000	$112	$173	$1,041	$1,142	$1.59	$1.64

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the twelve months ended December 31, ($ in millions, except per share data)	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004

Operating income	$1,092	$2,648	$581	$551	$1,582	$3,091	$2.37	$4.41
Realized capital gains and losses	516	592	19	1	549	591
Income tax (expense) benefit	(177)	(195)	(7)	(4)	(189)	(199)
Realized capital gains and losses, after-tax	339	397	12	(3)	360	392	0.54	0.56
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(103)	(89)	(103)	(89)	(0.16)	(0.13)
Non-recurring increase in liability for future benefits, after-tax	—	—	(22)	—	(22)	—	(0.03)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(40)	(32)	(40)	(32)	(0.06)	(0.04)
Loss on disposition of operations, after-tax	—	—	(12)	(6)	(12)	(6)	(0.02)	(0.01)
Income before cumulative effect of change in accounting principle, after-tax	1,431	3,045	416	421	1,765	3,356	2.64	4.79
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)	—	(175)	—	(0.25)
Net income	$1,431	$3,045	$416	$246	$1,765	$3,181	$2.64	$4.54

In this press release, we provide guidance on operating income per diluted share for 2006 (assuming a level of average expected catastrophe losses used in pricing for the year).  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophe losses is a non-GAAP ratio, which is computed as the difference between the two operating ratios, combined ratio (a GAAP measure) and the effect of catastrophes on the combined ratio. The most directly comparable GAAP measure is the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their rate of occurrence and magnitude. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The combined ratio excluding the effect of catastrophe losses should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business. A reconciliation of combined ratio excluding the effect of catastrophe losses to combined ratio is provided in the Property-Liability Highlights table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended December 31,

($ in millions)	Est. 2005	2004

Return on equity
Numerator:
Net income	$1,765	$3,181
Denominator:
Beginning shareholders’ equity	21,823	20,565
Ending shareholders’ equity	20,186	21,823
Average shareholders’ equity	$21,005	$21,194
Return on equity	8.4%	15.0%

	For the twelve months ended December 31,

($ in millions)	Est. 2005	2004

Operating income return on equity
Numerator:
Operating income	$1,582	$3,091
Denominator:
Beginning shareholders’ equity	21,823	20,565
Unrealized net capital gains	2,988	3,125
Adjusted beginning shareholders’ equity	18,835	17,440
Ending shareholders’ equity	20,186	21,823
Unrealized net capital gains	2,090	2,988
Adjusted ending shareholders’ equity	18,096	18,835
Average shareholders’ equity	$18,466	$18,138
Operating income return on equity	8.6%	17.0%

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP measure.

We use the trend in book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of December 31,
(in millions, except per share data)	Est. 2005	2004

Book value per diluted share
Numerator:
Shareholders’ equity	$20,186	$21,823
Denominator:
Shares outstanding and dilutive potential shares outstanding	651.0	688.0
Book value per diluted share	$31.01	$31.72

Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$20,186	$21,823
Unrealized net capital gains on fixed income securities	1,255	2,134
Adjusted shareholders’ equity	$18,931	$19,689
Denominator:
Shares outstanding and dilutive potential shares outstanding	651.0	688.0
Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities	$29.08	$28.62

Gross margin represents life and annuity premiums and contract charges and net investment income and periodic settlements and accruals on non-hedge derivative instruments, less contract benefits and interest credited to contractholder funds excluding amortization of DSI.  We reclassify periodic settlements and accruals on non-hedge derivative instruments into gross margin to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income or interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance. We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin, benefit margin, and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,

($ in millions)	Est. 2005	2004	Est. 2005	2004

Life and annuity premiums and contract charges	$524	$564	$2,049	$2,072
Net investment income	992	890	3,830	3,410
Periodic settlements and accruals on non-hedge derivative instruments	14	16	63	49
Contract benefits	(406)	(444)	(1,615)	(1,618)
Interest credited to contractholder funds(2)	(610)	(526)	(2,329)	(1,956)
Gross margin	514	500	1,998	1,957

Amortization of DAC and DSI	(147)	(123)	(545)	(498)
Operating costs and expenses	(150)	(169)	(604)	(634)
Restructuring and related charges	(1)	—	(2)	(5)
Income tax expense	(77)	(66)	(266)	(269)
Realized capital gains and losses, after-tax	(21)	87	12	(3)
DAC and DSI amortization relating to capital gains and losses, after-tax	3	(61)	(103)	(89)
Non-recurring increase in liability for future benefits, after-tax	—	—	(22)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(11)	(40)	(32)
(Loss) gain on disposition of operations, after-tax	(1)	16	(12)	(6)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)
Allstate Financial net income	$112	$173	$416	$246

(2)   Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $9 million in the fourth quarter of 2005 and est. $74 million for the first twelve months of 2005 compared to $20 million in the fourth quarter of 2004 and $45 million in the first twelve months of 2004.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin. We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits. Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended December 31,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2005	2004(4)	Est. 2005	2004(4)	Est. 2005	2004(4)	Est. 2005	2004
Life and annuity premiums	$—	$—	$229	$300	$—	$—	$229	$300
Contract charges	—	—	166	142	129	122	295	264
Net investment income	992	890	—	—	—	—	992	890
Periodic settlements and accruals on non-hedge derivative instruments	14	16	—	—	—	—	14	16
Contract benefits	(132)	(142)	(274)	(302)	—	—	(406)	(444)
Interest credited to contractholder funds(3)	(610)	(526)	—	—	—	—	(610)	(526)
	$264	$238	$121	$140	$129	$122	$514	$500

(3)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin. Amortization of DSI totaled est. $9 million in the fourth quarter of 2005 and $20 million in the fourth quarter of 2004.

(4)          Prior periods have been restated to conform to current period presentations. In connection therewith, fees related to guaranteed minimum death, accumulation, withdrawal and income benefits on variable annuities have been reclassified to benefit margin from maintenance charges. Additionally, amounts previously presented as maintenance charges and surrender charges are now presented in the aggregate as contract charges and fees. Further, the Allstate Workplace Division margins were conformed. These reclassifications did not result in a change in gross margin.

	Twelve Months Ended December 31,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2005	2004(6)	Est. 2005	2004(6)	Est. 2005	2004(6)	Est. 2005	2004

Life and annuity premiums	$—	$—	$918	$1,045	$—	$—	$918	$1,045
Contract charges	—	—	631	562	500	465	1,131	1,027
Net investment income	3,830	3,410	—	—	—	—	3,830	3,410
Periodic settlements and accruals on non-hedge derivative instruments	63	49	—	—	—	—	63	49
Contract benefits	(530)	(533)	(1,085)	(1,085)	—	—	(1,615)	(1,618)
Interest credited to contractholder funds(5)	(2,329)	(1,956)	—	—	—	—	(2,329)	(1,956)
	$1,034	$970	$464	$522	$500	$465	$1,998	$1,957

(5)       Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin. Amortization of DSI totaled est. $74 million in the first twelve months of 2005 and $45 million in the first twelve months of 2004.

(6)          Prior periods have been restated to conform to current period presentations. In connection therewith, fees related to guaranteed minimum death, accumulation, withdrawal and income benefits on variable annuities have been reclassified to benefit margin from maintenance charges. Additionally, amounts previously presented as maintenance charges and surrender charges are now presented in the aggregate as contract charges and fees. Further, the Allstate Workplace Division margins were conformed. These reclassifications did not result in a change in gross margin.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,

($ in millions)	Est. 2005	2004	Est. 2005	2004

Premiums written	$6,658	$6,499	$27,391	$26,531
Change in Property-Liability unearned premiums	199	88	(349)	(608)
Other	(19)	20	(3)	66
Premiums earned	$6,838	$6,607	$27,039	$25,989

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,

($ in millions)	Est. 2005	2004	Est. 2005	2004

Total Premiums and deposits	$4,007	$4,163	$14,395	$15,919
Deposits to contractholder funds	(3,390)	(3,536)	(12,004)	(13,616)
Deposits to separate accounts	(381)	(319)	(1,482)	(1,268)
Change in unearned premiums and other adjustments	(7)	(8)	9	10
Life and annuity premiums(7)	$229	$300	$918	$1,045

(7)          Life and annuity contract charges in the amount of est. $295 million and $264 million for the three months ended December 31, 2005 and 2004, respectively, and est. $1.13 billion and $1.03 billion for the twelve months ended December 31, 2005 and 2004, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes annual premiums on new life insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums. New sales of financial products by Allstate exclusive agencies for the fourth quarter of 2005 and fourth quarter of 2004 totaled est. $755 million and $737 million, respectively. New sales of financial products by Allstate exclusive agencies for the twelve months ended December 31, 2005 and 2004 totaled est. $2.40 billion and $2.27 billion, respectively.

Forward Looking Statements and Risk Factors

This press release contains an estimate of The Allstate Corporation’s losses resulting from Hurricanes Katrina, Rita and Wilma, the impact of steps we are taking to reduce our catastrophe exposure, and forward-looking statements about our operating income per share for 2006. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

With respect to Hurricanes Katrina, Rita and Wilma, management believes the estimated net loss reserves are appropriately established and recorded based on available facts, information, laws and regulations. However, actual results may differ materially from the amounts recorded for a variety of reasons, including the following:

•                  Our policyholders’ ability to report and our ability to adjust claims were impeded by the extent of the devastation, the size of the area affected and the fact that some communities were hit by more than one storm.

•                  It was particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may increase due to the increased demand for services and supplies in the areas affected by a hurricane.

•                  The number of IBNR claims may be greater or less than anticipated.

•                  The need to have more claims adjusters to handle the large number and nature of claims has increased pressure on our catastrophe claims settlement management process.

•                  Litigation has been filed, which if ultimately decided against us, could lead to a material increase in our catastrophe claims and claims expense estimate.

With respect to the impact of steps we are taking to reduce our catastrophe exposure and the 2006 annual operating income per share estimate, actual results may differ materially for a variety of reasons, including the following:

•                  While we believe that the actions we are taking to earn an acceptable return on the risks assumed in our property business and to reduce the associated variability in our earnings will be successful over the long term, it is possible that they will have a negative impact on near-term growth and earnings. Homeowners and other property premium growth rates and retention could be adversely impacted by adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure. In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.

•                  We may continue to incur catastrophe losses in our property business in amounts in excess of those experienced this year, in excess of those that management projects would be incurred based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, in excess of those that modelers estimate would be incurred based on other levels of probability, in excess of the average expected level used in pricing, and in excess of our current reinsurance coverage limits. Rating agencies may require us to maintain our current level of capital despite our reductions in exposure to catastrophic risk.

•                  The actual placement of the remainder of our reinsurance program, related premium and cost reductions may differ from our expectations due to not yet placing the remainder of our program in the reinsurance market and in our ability to reduce expenses to the desired level.

•                  Lower than projected interest rates and equity market returns could decrease consolidated net investment income, increase DAC amortization and reduce contract charges, investment margins and the profitability of the Allstate Financial segment.

•                  Higher than projected interest rates could increase surrenders and withdrawals, increase DAC amortization and reduce the competitive position and profitability of the Allstate Financial segment.

•                  Unexpected claims payment patterns and the resulting impact to cash flows, or results from the management and review of our investment portfolios could cause lower than expected net investment income.

•                  Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business. On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control.

•                  The completion of the $4 billion stock repurchase program that we announced in November 2004 is subject to the risks identified above and their impact on net income and cash flows, as well as management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button. We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

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